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                                                                    EXHIBIT 99.1

IXC Communications, Inc. Announces Second Quarter Results

    AUSTIN, Texas--(BUSINESS WIRE)--Aug. 3, 1999--IXC Communications, Inc. (Nasdaq: IIXC) today announced revenue of $157.9 million for the second quarter of 1999, up from $155.9 million in the second quarter of 1998. Earnings before interest, taxes, depreciation and amortization (EBITDA) was a loss of $11.3 million, down from a positive $18.4 million in second quarter 1998. The net loss for the quarter was $114.2 million, or $(3.53) per share (basic and diluted), including a restructuring charge of $25.8 million, $(0.66) per share, and a $24.1 million write down of certain investments. Both the restructuring charge and the write down of the investments indicate a de-emphasis of the switched wholesale business. This compared with a net loss of $102.5 million, or $(3.30) per share, including an extraordinary charge of $69.8 million for the early extinguishment of debt, in the second quarter of 1998. Second quarter results for 1999 include the operations of Coastal Telephone Company from its acquisition date on May 10, 1999. Prior year results have been restated to include the operations of Eclipse (formerly Network Long Distance, Inc.), which was acquired in a transaction accounted for as a pooling of interests in June 1998.

    On a year-to-date basis revenue increased 1.8% to $319.3 million. EBITDA decreased to a negative $6.6 million from a positive $38.6 million for the prior year's six month period. The net loss for the six month period declined $36.0 million (29.9%) to $156.4 million including the restructuring and investment write downs. The prior year's results included the extraordinary charge of $69.8 million.

    CONSOLIDATED RESULTS
    --------------------

    Total revenue for the quarter included $73.6 million from private line, $5.4 million from data/Internet, $74.9 million from switched services and $4.1 million from other sources. Compared to the second quarter of 1998, private line services increased 49.4% and data/Internet services more than quadrupled. Switched services declined 29.0%, largely because of the conversion of the Company's former largest switched services customer, Excel Communications, to a private line contract with IXC as Excel moved its switched minutes to its own network during 1998 and 1999.

    Revenue for the six-month period included private line revenue of $144.4 million, data/Internet revenue of $10.5 million, switched services revenue of $152.6 million and $11.6 million in other revenue. Private line revenue increased 56.0% over the prior year largely due to three large customers, including Excel Communications. Data/Internet revenue was over six times its prior year's mark. Switched service revenue declined 30.4% due largely to the loss of the Excel traffic.


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    As expected, EBITDA for the quarter and six-month period declined versus
1998. The lower results were driven by the margin pressures in the switched wholesale business and increased operating and administration costs related to expansion of the Company's nationwide fiber network and IT infrastructure as well as costs related to expansion of its retail distribution operation.

    The previously announced restructuring of the switched wholesale business resulted in a charge of $25.8 million during the second quarter. The charge includes severance costs associated with restructuring, certain expenses related to terminated customers who will be leaving the network and costs to dismantle surplus switches and close the Company's microwave network. The restructuring is expected to result in decreased revenue but improved gross margins from future savings in access costs, network facility and other costs.

    "The investment in our infrastructure coupled with low margins and significant billing issues with the switched wholesale business has affected our EBITDA performance. However, improvements in our back office and distribution capabilities should allow the Company to compete more effectively in the market. In addition, the positive effects of de-emphasizing the switched wholesale business are expected to be seen in EBITDA performance in the quarters to come, " said IXC president and CEO, John Zrno.

    MERGER WITH CINCINNATI BELL
    ---------------------------

    On July 21, 1999, the Company announced a merger agreement with Cincinnati Bell, Inc. (NYSE:CSN). The transaction was valued at $3.2 billion (including the assumption of debt) and is expected to close by the end of the year. Concurrently, IXC announced lowered EBITDA and revenue expectations for both the second quarter and the full year.

    ADDITIONAL INFORMATION ABOUT IXC
    --------------------------------

    More complete information on IXC's second quarter results is available in the "Quarterly Analysis" in the financial highlights section of IXC's Web site at www.ixc-investor.com.

    IXC's network-based delivery solutions are designed to address the speed and capacity requirements of the global communications market. Its offerings include private line, fast packet (ATM and frame relay), Internet and long distance switched and dedicated services. IXC is at the forefront of the industry's new class of emerging domestic and international carriers. IXC is a publicly traded company listed on Nasdaq under the symbol "IIXC." For more information, visit IXC's Web site at


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www.ixc-comm.com.

    Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. The Company's future actual results could differ materially from the forward-looking statements discussed herein. In particular, no assurance can be made that the restructuring of the Company's switched wholesale business will have the results expected by the Company or that certain parts of the network will be completed as scheduled. A list of the factors that could cause actual results to differ materially can be found in the documents the Company files with the SEC, including those contained in the Company's prospectus, and the Form 10-K for the year ended December 31, 1998.


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                       IXC Communications, Inc.
                     Summary of Operating Results
                  ($000's except per share amounts)


                             Quarter Ended         Year To Date
                                June 30,              June 30,
                         --------------------  --------------------
                            1999       1998       1999       1998
                         ---------  ---------  ---------  ---------
Revenues:
 Private line            $  73,569  $  49,232  $ 144,433  $  92,572
 Long distance switched
  services                  74,898    105,502    152,645    219,269
 Broadband & Internet
  services                   5,353      1,201     10,528      1,677
 Other                       4,072       --       11,644       --
                         ---------  ---------  ---------  ---------

      Total operating
       revenue             157,892    155,935    319,250    313,518

Gross profit                49,603     48,342    106,157     97,976
               %              31.4%      31.0%      33.3%      31.3%

EBITDA                     (11,345)    18,350     (6,600)    38,648
               %              -7.2%      11.8%      -2.1%      12.3%

 Depreciation and
  amortization              39,565     22,636     75,843     42,788
 Restructuring charge
  and infrequent items      25,916       --       25,971       --
 Pooling costs                --        7,681       --        7,645
                         ---------  ---------  ---------  ---------
Operating loss             (76,826)   (11,967)  (108,414)   (11,785)

 Interest expense, net       7,253      5,206     12,446      9,920
 Equity in net loss of
  unconsolidated
  subsidiaries              13,111     10,754     15,982     22,019
 Other, net                 13,061        219     13,234        249
                         ---------  ---------  ---------  ---------
Loss before income
 taxes and extraordinary
 item                     (110,251)   (28,146)  (150,076)   (43,973)

 Income tax provision        3,900      4,551      6,311      6,619
                         ---------  ---------  ---------  ---------
Loss before
 extraordinary item       (114,151)   (32,697)  (156,387)   (50,592)

 Extraordinary item           --       69,810       --       69,810
                         ---------  ---------  ---------  ---------
Net loss                 $(114,151) $(102,507) $(156,387) $(120,402)
                         =========  =========  =========  =========

Dividends applicable to
 preferred stock           (16,372)   (15,471)   (32,390)   (27,207)
                         ---------  ---------  ---------  ---------
Net loss applicable
 to common stockholders  $(130,523) $(117,978) $(188,777) $(147,609)
                         =========  =========  =========  =========

Basic and diluted loss
 per share               $   (3.53) $   (3.30) $   (5.14) $   (4.14)
                         =========  =========  =========  =========

Weighted average common
 shares outstanding         36,946     35,785     36,714     35,653



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                            IXC Communications, Inc.
                          Operating Summary By Segment
                                    ($000's)


                    Quarter
                     Ended      Quarter Ended       Year to Date
                   March 31,      June 30,         Ended June 30,
                             ------------------- -------------------
                      1999      1999      1998     1999       1998
                   ---------- --------  -------- --------- ---------
Net Revenue
 Private line      $  70,864 $  73,569  $ 49,232 $ 144,433 $  92,572
 Switched Long
  Distance            77,747    74,898   105,502   152,645   219,269
 Broadband/Internet    5,175     5,353     1,201    10,528     1,677
                   --------- --------- --------- --------- ---------
    Subtotal -
     Recurring       153,786   153,820   155,935   307,606   313,518
 Other                 7,572     4,072      --      11,644      --
                   --------- --------- --------- --------- ---------
    Total Revenue    161,358   157,892   155,935   319,250   313,518

Gross Profit
 Private line         44,762    47,441    26,784    92,203    50,935
    % of Net Revenue    63.2%     64.5%     54.4%     63.8%     55.0%

 Switched Long
  Distance             3,418    (2,413)   23,154     1,005    50,004
    % of Net Revenue     4.4%    -3.2%      21.9%      0.7%     22.8%

 Broadband &
  Internet               802       503    (1,596)    1,305    (2,963)
    % of Net Revenue    15.5%      9.4%   (132.9%)    12.4%   (176.7%)
                   --------- --------- --------- --------- ---------

 Subtotal -
  Recurring
  Gross Profit        48,982    45,531    48,342    94,513    97,976
    % of Net Revenue    31.9%     29.6%     31.0%     30.7%     31.3%

 Other                 7,572     4,072      --      11,644      --
                   --------- --------- --------- --------- ---------
    Total Gross
     Profit        $  56,554 $  49,603 $  48,342 $ 106,157 $  97,976
                   ========= ========= ========= ========= =========




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     CONTACT:  IXC Communications Inc., Austin
               Media:
               Melissa Jackson, 512/231-5247
               mjackson@ixc-comm.com
               or
               Investor:
               Greta Wiechman, 888/267-9478
               gwiechman@ixc-comm.com